Exhibit 4.19.3
[Terra Investments Pte Ltd’s Letterhead]
Our Ref:
Your Ref:
Date: 24 February 2006
Wafer Fab Parks Development Department,
JTC Corporation,
The JTC Summit,
8 Jurong Town Hall Road
Singapore 609434
(Attention: Ms Sharon Wong)
Dear Sirs,
ACCEPTANCE OF OFFER RELATING TO PRIVATE LOT A1964510, WOODLANDS WAFER FAB PARK
We refer to your Letter of Offer and eStatement letter, both dated 16 February 2006 for the above-mentioned Land and hereby confirm our acceptance of all the terms and conditions of the Offer and the eStatement letter.
In accordance with your required mode of acceptance mentioned in paragraph 3 of your Offer letter, we enclose our cheque for S$619,245.50 in favour of JTC Corporation.
Yours faithfully,
/s/

Name:
For and on behalf of
Terra Investments Pte Ltd
cc: Chartered Semiconductor Manufacturing Limited: Mr Desmond Chan / Ms Janet Cun
cc: United PREMAS Limited: Kenneth Tham
Encl. Cheque for S$619,245.50